Exhibit 99.1

Memo

To:	Directors and Executive Officers

From:	Joe Shockley

Date:	August 18, 2003

Re:	Notice of Blackout Period

The BancFirst Corporation Employee Stock Ownership and Thrift Plan (the “Plan) has selected the 401(k) Company as its new recordkeeper effective October 1, 2003 to replace BancFirst’s Trust and Investment Management Division (the “Trust Division”). The Trust Division will continue to serve as Trustee of the Plan. Due to the transition to The 401(k) Company, there will be a “blackout period” when Plan participants will be unable to direct or diversify investments in their accounts, obtain loans from the Plan, make loan payoffs, obtain distributions from the Plan, or otherwise access their accounts. The blackout period will begin on September 10, 2003 and will end the second week in October 2003.

The Sarbanes-Oxley Act of 2002 provides that it is unlawful for any director or executive officer to directly or indirectly purchase, sell or otherwise acquire or transfer any equity security of the company during such a blackout period. Consequently, you will also be subject to the blackout period and will be prohibited from having any transactions in BancFirst Corporation common stock during such time. The blackout period coincides closely with the customary quarter-end blackout period for BancFirst Corporation, so it will place little additional restriction on your ability to have transactions in Company stock. You will receive a notice if the blackout period changes for any reason, and a notice when the blackout period ends.

You can contact me or Randy Foraker at the following if you have any questions about this blackout period:

BancFirst

101 N. Broadway

Oklahoma City, OK 73102

Telephone No:

Joe Shockley—405-270-1003

Randy Foraker—405-270-1044

Email:

Joe Shockley—Shockley@bancfirst.com

Randy Foraker—rforaker@bancfirst.com

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